Exhibit 99.1

Contacts:	For news media – George Biechler, 610-774-5997
For financial analysts – Joe Bergstein, 610-774-5609

PPL Corporation Reports Second-Quarter Earnings

•	Special items, lower wholesale energy margins, unfavorable currency exchange rates and lower domestic electricity delivery revenues drive earnings decline versus a year ago

•	Earnings from ongoing operations, excluding special items, continue to track ahead of 2009 plan

•	Company reaffirms 2009 earnings forecast, revises 2010 earnings forecast

ALLENTOWN, Pa. (Aug. 4, 2009) ― PPL Corporation (NYSE: PPL) on Tuesday (8/4) reported declines in both second-quarter and first-half earnings for 2009, compared with the same periods of 2008.

Driven primarily by special item charges for certain economic hedge activity and an impairment related to a previously announced pending asset sale, PPL reported a loss of $0.02 per share in the second quarter of 2009. This loss compares with reported earnings of $0.50 per share a year ago. Second-quarter results also were lower than a year ago due to lower wholesale energy margins, unfavorable currency exchange rates and lower domestic electricity sales.

For the first six months of 2009, PPL announced reported earnings of $0.62 per share, compared with $1.19 per share a year ago. The decline in reported earnings in the first half of 2009 is a result of the same factors affecting the quarterly results.

Excluding special items, earnings from ongoing operations were $0.32 per share in the second quarter of 2009, compared with $0.50 per share a year ago. For the first six months of 2009, earnings from ongoing operations were $0.91 per share, compared with $1.11 per share a year ago.

“The combination of a weak economy and mild weather pressured wholesale energy prices and electricity demand. We are encouraged, however, by our earnings from ongoing operations for the quarter, across all of our business segments,” said James H. Miller, PPL chairman, president and chief executive officer. “The cost containment actions that began early this year are paying off, and we continue to perform ahead of plan, keeping us on track to achieve our 2009 forecast of earnings from ongoing operations.”

PPL reaffirmed its 2009 forecast of $1.60 to $1.90 per share in earnings from ongoing operations. PPL’s 2009 forecast of reported earnings is $1.31 to $1.61 per share, reflecting special items recorded through June 30, 2009. The 2009 forecast of reported earnings does not reflect the expected gain on the sale of PPL’s Maine hydroelectric business. As previously announced, the sale of six hydroelectric facilities to an affiliate of ArcLight Capital Partners, LLC, along with the pending sale of three other hydroelectric dams to the Penobscot River Restoration Trust, is expected to result in a special after-tax gain in the range of $0.07 to $0.09 per share.

Driven by expectations of lower margins in marketing and trading and the continued decline in 2010 wholesale electricity prices, PPL has reduced its 2010 earnings forecast to a range of $3.10 to $3.50 per share. The company had previously expected 2010 earnings to be at the low end of the prior forecasted range of $3.60 to $4.20 per share.

“Given the significant economic uncertainty, challenging market conditions and lower regional customer demand for electricity, we took aggressive action to further lower our 2010 earnings risk by increasing our baseload generation hedge levels to 98 percent and lowering our expectations for our marketing and trading business,” Miller said.

“While our revised 2010 forecast reflects current market conditions, it’s important to note that the generation hedge strategy we put in place several years ago has provided substantial value for the company,” Miller said. “As a result of this strategy, our 2010 expected generation is hedged at an average price greater than current forward prices. The revised 2010 earnings range still represents a significant increase over 2009 expectations.”

Second-Quarter 2009 Earnings Details

PPL’s reported earnings in the second quarter of 2009 included a net special item charge of $0.34 per share, including $0.25 per share related to net unrealized losses from energy-related, non-trading economic hedges and economic foreign currency hedges, and $0.09 per share related to the previously announced pending sale of PPL’s Long Island generation assets. The second quarter of 2008 included offsetting special items.

Reported earnings are calculated in accordance with generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that excludes special items. Special items include charges or credits that are unusual or nonrecurring. Special items also include unrealized gains and losses from energy-related, non-trading economic hedges and economic foreign currency hedges and impairments of securities in PPL’s nuclear decommissioning trust investments.

(Dollars in millions, except for per share amounts)

	2nd Quarter
	2009	2008	% Change
Reported Earnings	$(7)	$190	NA
Reported Earnings per Share	$(0.02)	$0.50	NA
Earnings from Ongoing Operations	$119	$190	-37%
Per Share Earnings from Ongoing Operations	$0.32	$0.50	-36%

(See the tables at the end of the news release for details as to the reconciliation of reported earnings versus earnings from ongoing operations.)

First-Half and Second-Quarter 2009 Earnings by Business Segment

The following chart shows PPL’s earnings by business segment for the second quarter and first half of 2009, compared with the same periods of 2008.

	2nd Quarter		Year to Date
(per share)	2009	2008	2009	2008

Earnings from ongoing operations

Supply	$0.09	$0.26	$0.30	$0.45
Pennsylvania Delivery	0.05	0.08	0.19	0.24
International Delivery	0.18	0.16	0.42	0.42
Total	$0.32	$0.50	$0.91	$1.11

Special Items

Supply	$(0.32)	$-	$(0.25)	$0.08
Pennsylvania Delivery	-	-	(0.01)	-
International Delivery	(0.02)	-	(0.03)	-
Total	$(0.34)	$-	$(0.29)	$0.08

Reported earnings

Supply	$(0.23)	$0.26	$0.05	$0.53
Pennsylvania Delivery	0.05	0.08	0.18	0.24
International Delivery	0.16	0.16	0.39	0.42
Total	$(0.02)	$0.50	$0.62	$1.19

(For more details and a breakout of special items by segment, see the reconciliation tables at the end of this news release.)

Key Factors Impacting Business Segment Earnings from Ongoing Operations

Supply Segment
PPL’s supply business segment primarily consists of the domestic energy generation and marketing operations of PPL Energy Supply.

Earnings from ongoing operations for PPL’s supply business segment decreased in the second quarter of 2009 by $0.17 per share, or 65 percent, compared with a year ago. This decline resulted primarily from: lower marketing and trading margins in the eastern U.S.; higher average fuel prices and lower baseload generation; higher operation and maintenance expenses at PPL’s Susquehanna nuclear plant as a result of the timing of this year’s refueling outage; and higher depreciation and financing costs. Partially offsetting these negative factors were higher wholesale energy margins in the western U.S. due to higher wholesale volumes driven by increased hydroelectric generation output.

Earnings from ongoing operations for PPL’s supply business segment during the first six months of 2009 decreased by $0.15 per share, or 33 percent, compared with a year ago. This decline resulted primarily from the same factors that drove second-quarter 2009 results, except for modestly lower operation and maintenance expenses and a gain recorded on a repurchase of a portion of PPL Energy Supply’s debt in the first quarter of 2009.

Pennsylvania Delivery Segment
PPL’s Pennsylvania delivery business segment includes the regulated electric delivery operations of PPL Electric Utilities and included the delivery operations of its natural gas and propane businesses prior to their divestiture in October 2008.

Earnings from ongoing operations for PPL’s Pennsylvania delivery business segment declined in the second quarter of 2009 by $0.03 per share, or 38 percent, compared with a year ago. This decline was the net result of lower delivery revenues, lower operation and maintenance expenses, and higher financing costs.

Earnings from ongoing operations for PPL’s Pennsylvania delivery business segment declined during the first six months of 2009 by $0.05 per share, or 21 percent, compared with a year ago. This decline resulted primarily from the same factors that drove second-quarter 2009 results, along with a $0.03 per share loss of earnings due to the divestiture of PPL’s natural gas and propane businesses.

International Delivery Segment
PPL’s international delivery business segment primarily includes the regulated electricity delivery operations of Western Power Distribution in the United Kingdom.

Earnings from ongoing operations for PPL’s international delivery business segment increased in the second quarter of 2009 by $0.02 per share, or 13 percent, compared with a year ago. This increase resulted primarily from lower U.K. and U.S. income taxes, lower operation and maintenance expenses and lower financing costs. These positive earnings drivers were partially offset by less favorable currency exchange rates.

Earnings from ongoing operations for PPL’s international delivery business segment were unchanged for the first six months of 2009, at $0.42 per share, compared with a year ago. Year-to-date results were impacted by the same factors that drove second-quarter 2009 results.

2009 Earnings from Ongoing Operations Forecast by Business Segment

Earnings (per share)	2009 (forecast)	2008 (actual)
	Midpoint

Supply	$0.85	$0.81
Pennsylvania Delivery	0.31	0.44
International Delivery	0.59	0.77
Total	$1.75	$2.02

Supply Segment
PPL projects higher earnings from ongoing operations in its supply business segment in 2009 compared with 2008, driven by higher energy margins as a result of higher expected baseload generation and margins from marketing and trading activities, despite higher expected coal expense, partially offset by higher expected operation and maintenance expenses and depreciation.

Pennsylvania Delivery Segment
PPL projects lower earnings from ongoing operations in its Pennsylvania delivery business segment in 2009 compared with 2008, primarily due to higher financing costs, lower than expected revenues in the electricity delivery business, higher operation and maintenance expenses, and the divestiture of its natural gas distribution and propane businesses.

International Delivery Segment
PPL projects lower earnings from ongoing operations in its international delivery business segment in 2009 compared with 2008 as a result of less favorable currency exchange rates.

2010 Earnings Forecast

With the full-requirements contract between PPL EnergyPlus and PPL Electric Utilities expiring at the end of 2009, PPL has hedged approximately 98 percent of its expected baseload generation output for 2010 and plans to place additional hedges to further mitigate financial risk. However, primarily as a result of lower regional customer demand, increased shopping, lower natural gas and power prices, and reduced congestion and volatility in the PJM energy markets ― margin expectations for PPL EnergyPlus’ marketing and trading operations have been significantly lowered. In addition, the company expects lower revenues from its international delivery segment due to inflation adjustments incorporated in the rate structure. Therefore, PPL has revised its 2010 earnings forecast to a range of $3.10 to $3.50 per share from its prior forecast at the low end of the range of $3.60 to $4.20 per share. In addition to the above key factors, the revised 2010 forecast assumes PPL Electric Utilities' ability to fully recover its purchased power costs resulting from the ongoing solicitation process approved by the Pennsylvania Public Utility Commission.

PPL Corporation, headquartered in Allentown, Pa., controls or owns more than 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.

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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

Conference Call and Webcast

PPL invites interested parties to listen to the live webcast of management’s teleconference with financial analysts about second-quarter 2009 financial results at 9 a.m. EDT Tuesday, Aug. 4. The meeting is available online live, in audio format, along with slides of the presentation, on PPL’s Web site: www.pplweb.com. The webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 702-696-4769 (ID# 21486024).

“Earnings from ongoing operations” excludes the impact of special items. Special items include charges or credits that are unusual or nonrecurring. Special items also include unrealized gains and losses from energy-related and foreign currency-related, non-trading economic hedges and impairments of securities in PPL’s nuclear decommissioning trust funds. The energy-related, non-trading economic hedges are used to hedge a portion of the economic value of PPL’s generation assets and PPL’s load-following and retail activities. This economic value is subject to changes in fair value due to market price volatility of the input and output commodities (e.g., fuel and power). The foreign currency-related, non-trading economic hedges are used to hedge a portion of the net income of the international delivery business segment. This economic value in U.S. dollars is subject to changes in the British Pound Sterling to U.S. dollar exchange rate. The unrealized gains and losses on these non-trading economic hedges in PPL’s supply and international delivery business segments are economically neutral to the company because they will reverse as the hedging contracts settle in the future. Earnings from ongoing operations should not be considered as an alternative to reported earnings, or net income attributable to PPL, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL’s underlying earnings performance as another criterion in making their investment decisions. PPL’s management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins and sales, growth, revenues, expenses, asset disposition, marketing performance, hedging, regulation,  corporate strategy and generating capacity and performance, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; any impact of hurricanes or other severe weather on our business, including any impact on fuel prices; receipt of necessary government permits, approvals and rate relief; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (a)

Condensed Consolidated Balance Sheet (Unaudited)
(Millions of Dollars)

	June 30,	December 31,
	2009	2008 (b)
Assets
Cash and cash equivalents	$973	$1,100
Price risk management assets - current	1,966	1,224
Assets held for sale	182
Other current assets	1,674	2,059
Investments	522	522
Property, plant and equipment
Electric plant	20,444	20,033
Gas and oil plant	68	68
Other property	161	156
	20,673	20,257
Less: accumulated depreciation	7,991	7,882
	12,682	12,375
Regulatory assets	571	737
Goodwill and other intangibles	1,413	1,400
Price risk management assets - noncurrent	1,986	1,392
Other noncurrent assets	441	596
Total assets	$22,410	$21,405

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$1,097	$1,375
Price risk management liabilities - current	1,768	1,324
Other current liabilities	1,651	1,603
Long-term debt (less current portion)	7,224	7,142
Deferred income taxes and investment tax credits	1,940	1,764
Price risk management liabilities - noncurrent	1,072	836
Accrued pension obligations	873	899
Other noncurrent liabilities	947	1,066
Common stock and capital in excess of par value	2,250	2,200
Earnings reinvested	3,837	3,862
Accumulated other comprehensive loss	(568)	(985)
Noncontrolling interests	319	319
Total liabilities and equity	$22,410	$21,405

(a)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

(b)	Certain amounts from 2008 have been reclassified to conform to the current year presentation.

Condensed Consolidated Income Statement (Unaudited)
(Millions of Dollars, Except per Share Data)

	3 Months Ended June 30,		6 Months Ended June 30,
	2009 (a)	2008 (a)(b)	2009 (a)	2008 (a)(b)

Operating Revenues
Utility	$881	$981	$1,946	$2,101
Unregulated retail electric and gas	32	33	74	67
Wholesale energy marketing (c)
Realized	760	434	1,565	862
Unrealized economic activity	(112)	(616)	240	(796)
Net energy trading margins	7	52	(5)	50
Energy-related businesses	105	130	204	246
Total Operating Revenues	1,673	1,014	4,024	2,530
Operating Expenses
Operation
Fuel	186	189	444	429
Energy purchases (c)
Realized	615	309	1,299	626
Unrealized economic activity	65	(604)	334	(863)
Other operation and maintenance	354	358	726	734
Amortization of recoverable transition costs	70	68	154	144
Depreciation	114	117	223	228
Taxes, other than income	67	72	139	147
Energy-related businesses	98	120	189	227
Total Operating Expenses	1,569	629	3,508	1,672
Operating Income	104	385	516	858
Other Income (Expense) - net	(6)	13	29	24
Other-Than-Temporary Impairments	1	7	18	10
Interest Expense	99	108	188	216
Income (Loss) from Continuing Operations Before Income Taxes	(2)	283	339	656
Income Taxes	(31)	94	67	220
Income from Continuing Operations After Income Taxes	29	189	272	436
Income (Loss) from Discontinued Operations (net of income taxes)	(32)	6	(29)	24
Net Income (Loss)	(3)	195	243	460
Net Income Attributable to Noncontrolling Interests	4	5	9	10
Net Income (Loss) Attributable to PPL Corporation	$(7)	$190	$234	$450

Amounts Attributable to PPL Corporation:
Income from Continuing Operations After Income Taxes	$25	$184	$263	$426
Income (Loss) from Discontinued Operations (net of income taxes)	(32)	6	(29)	24
Net Income (Loss)	$(7)	$190	$234	$450

Earnings Per Share of Common Stock - Basic
Earnings from Ongoing Operations	$0.32	$0.50	$0.91	$1.11
Special Items	(0.34)	0.00	(0.29)	0.09
Net Income (Loss)	$(0.02)	$0.50	$0.62	$1.20

Earnings Per Share of Common Stock - Diluted
Earnings from Ongoing Operations	$0.32	$0.50	$0.91	$1.11
Special Items	(0.34)	0.00	(0.29)	0.08
Net Income (Loss)	$(0.02)	$0.50	$0.62	$1.19

Weighted-Average Shares of Common Stock Outstanding (thousands)
Basic	375,881	373,158	375,493	373,009
Diluted	376,206	374,902	375,805	374,990

(a)
Earnings in the 2009 and 2008 periods were impacted by several special items, as described in the text and tables of this news release.  Earnings from ongoing operations excludes the impact of these special items.

(b)	Certain amounts from 2008 have been reclassified to conform to the current year presentation.
(c)
PPL enters into certain non-trading energy or energy-related contracts to hedge future cash flows that are not eligible for hedge accounting, or where hedge accounting is not elected.  Consistent with the treatment of the hedged item, unrealized and realized gains and losses on these transactions are reflected in "Wholesale energy marketing" or "Energy purchases."

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	6 Months Ended
	June 30,
	2009	2008

Cash Flows from Operating Activities
Net Income	$243	$460
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	225	230
Amortization of recoverable transition costs and other	182	178
Deferred income taxes and investment tax credits	(86)	(38)
Gains related to the extinguishment of notes	(29)
Impairment of assets	104	11
Unrealized (gains) losses on derivatives and other hedging activities	40	(84)
Changes in working capital	(134)	164
Other operating activities	23	12
Net cash provided by operating activities	568	933

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(524)	(661)
Net expenditures for intangible assets	(40)	(256)
Net proceeds from (purchases of) other investments	150	(14)
Net (increase) decrease in restricted cash and cash equivalents	189	(281)
Other investing activities	(15)	(4)
Net cash used in investing activities	(240)	(1,216)

Cash Flows from Financing Activities
Net issuances (retirements) of long-term debt	(132)	182
Repurchase of common stock due to the repurchase program		(38)
Payment of common stock dividends	(256)	(239)
Net increase (decrease) in short-term debt	(77)	400
Other financing activities	10	18
Net cash provided by (used in) financing activities	(455)	323

Effect of Exchange Rates on Cash and Cash Equivalents		(2)

Net Increase (Decrease) in Cash and Cash Equivalents	(127)	38
Cash and cash equivalents at beginning of period	1,100	430
Cash and cash equivalents included in assets held for sale		(2)

Cash and cash equivalents at end of period	$973	$466

Key Indicators

	12 Months Ended
	June 30,
Financial	2009	2008

Dividends declared per share	$1.36	$1.28
Book value per share (a)	$14.67	$13.84
Market price per share (a)	$32.96	$52.27
Dividend yield (a)	4.1%	2.4%
Dividend payout ratio (b)	72%	41%
Dividend payout ratio - earnings from ongoing operations (b)(c)	75%	53%
Price/earnings ratio (a)(b)	17.4	16.6
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	18.1	21.6
Return on average common equity	13.25%	22.16%
Return on average common equity - earnings from ongoing operations (c)	13.15%	17.81%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of special items, as described in the text and tables of this news release.

Operating - Domestic & International Electricity Sales

	3 Months Ended June 30,			6 Months Ended June 30,
			Percent			Percent
(millions of kwh)	2009	2008	Change	2009	2008	Change

Domestic Retail
Delivered (a)	8,349	8,832	(5.5%)	19,029	19,401	(1.9%)
Supplied	8,893	9,404	(5.4%)	20,145	20,526	(1.9%)

International Delivered
United Kingdom	6,377	6,949	(8.2%)	13,981	14,703	(4.9%)

Domestic Wholesale
East	5,769	6,535	(11.7%)	12,532	12,463	0.6%
West
NorthWestern Energy	567	669	(15.2%)	1,127	1,236	(8.8%)
Other West	2,135	2,655	(19.6%)	4,509	5,749	(21.6%)

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation's service territory.

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

2nd Quarter 2009	(millions of dollars)				(per share)
		PA	Int'l			PA	Int'l
	Supply	Delivery	Delivery	Total	Supply	Delivery	Delivery	Total

Earnings from Ongoing Operations	$34	$17	$68	$119	$0.09	$0.05	$0.18	$0.32
Special Items
Unrealized losses from energy-related, non-trading economic hedges	(88)			(88)	(0.23)			(0.23)
Unrealized losses from foreign currency economic hedges			(6)	(6)			(0.02)	(0.02)
Adjustments - nuclear decom. trust investments	2			2
Impairments - assets held for sale & other	(34)			(34)	(0.09)			(0.09)
Total special items	(120)		(6)	(126)	(0.32)		(0.02)	(0.34)
Reported Earnings	$(86)	$17	$62	$(7)	$(0.23)	$0.05	$0.16	$(0.02)

Year-to-Date June 30, 2009	(millions of dollars)				(per share)
		PA	Int'l			PA	Int'l
	Supply	Delivery	Delivery	Total	Supply	Delivery	Delivery	Total

Earnings from Ongoing Operations	$115	$72	$158	$345	$0.30	$0.19	$0.42	$0.91
Special Items
Unrealized losses from energy-related, non-trading economic hedges	(38)			(38)	(0.10)			(0.10)
Unrealized losses from foreign currency economic hedges			(6)	(6)			(0.02)	(0.02)
Adjustments - nuclear decom. trust investments (Q1, '09; Q2, '09)	(1)			(1)
Impairments & other impacts - emission allowances (Q1, '09)	(15)			(15)	(0.04)			(0.04)
Impairments - assets held for sale & other (Q1, '09; Q2, '09)	(36)	(1)	(1)	(38)	(0.10)			(0.10)
Workforce reduction (Q1, '09)	(6)	(5)	(2)	(13)	(0.01)	(0.01)	(0.01)	(0.03)
Total special items	(96)	(6)	(9)	(111)	(0.25)	(0.01)	(0.03)	(0.29)
Reported Earnings	$19	$66	$149	$234	$0.05	$0.18	$0.39	$0.62

12 Months Ended June 30, 2009	(millions of dollars)				(per share)
		PA	Int'l			PA	Int'l
	Supply	Delivery	Delivery	Total	Supply	Delivery	Delivery	Total

Earnings from Ongoing Operations	$252	$147	$289	$688	$0.66	$0.39	$0.77	$1.82
Special Items
Unrealized gains from energy-related, non-trading economic hedges	159			159	0.43			0.43
Unrealized losses from foreign currency economic hedges			(6)	(6)			(0.02)	(0.02)
Sale of gas and propane businesses (Q3, '08; Q4, '08; Q1, '09)		(5)		(5)		(0.01)		(0.01)
Adjustments - nuclear decom. trust investments (Q3, '08;
Q4, '08; Q1, '09; Q2, '09)	(14)			(14)	(0.04)			(0.04)
Impairments & other impacts - emission allowances (Q3, '08;
Q4, '08; Q1, '09)	(40)			(40)	(0.11)			(0.11)
Impairments - assets held for sale & other (Q4, '08; Q1, '09; Q2, '09)	(52)	(1)	(2)	(55)	(0.14)	(0.01)		(0.15)
Workforce reduction (Q1, '09)	(6)	(5)	(2)	(13)	(0.01)	(0.01)	(0.01)	(0.03)
Total special items	47	(11)	(10)	26	0.13	(0.03)	(0.03)	0.07
Reported Earnings	$299	$136	$279	$714	$0.79	$0.36	$0.74	$1.89

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

2nd Quarter 2008	(millions of dollars)				(per share)
		PA	Int'l			PA	Int'l
	Supply	Delivery	Delivery	Total	Supply	Delivery	Delivery	Total

Earnings from Ongoing Operations	$96	$32	$62	$190	$0.26	$0.08	$0.16	$0.50
Special Items
Unrealized gains from energy-related, non-trading economic hedges	4			4	0.01			0.01
Adjustments - nuclear decom. trust investments	(4)			(4)	(0.01)			(0.01)
Off-site remediation of ash basin leak	1			1
Sale of gas and propane businesses		(1)		(1)
Total special items	1	(1)
Reported Earnings	$97	$31	$62	$190	$0.26	$0.08	$0.16	$0.50

Year-to-Date June 30, 2008	(millions of dollars)				(per share)
		PA	Int'l			PA	Int'l
	Supply	Delivery	Delivery	Total	Supply	Delivery	Delivery	Total

Earnings from Ongoing Operations	$166	$92	$160	$418	$0.45	$0.24	$0.42	$1.11
Special Items
Unrealized gains from energy-related, non-trading economic hedges	54			54	0.14			0.14
Adjustments - nuclear decom. trust investments (Q2, '08)	(4)			(4)	(0.01)			(0.01)
Off-site remediation of ash basin leak (Q2, '08)	1			1
Sale of gas and propane businesses (Q2, '08)		(1)		(1)
Montana basin seepage litigation (Q1, '08; Q2, '08)	(5)			(5)	(0.01)			(0.01)
Synfuel tax adjustment (Q1, '08)	(13)			(13)	(0.04)			(0.04)
Total special items	33	(1)		32	0.08			0.08
Reported Earnings	$199	$91	$160	$450	$0.53	$0.24	$0.42	$1.19

12 Months Ended June 30, 2008	(millions of dollars)				(per share)
		PA	Int'l			PA	Int'l
	Supply	Delivery	Delivery	Total	Supply	Delivery	Delivery	Total

Earnings from Ongoing Operations	$466	$159	$293	$918	$1.23	$0.42	$0.77	$2.42
Special Items
Unrealized gains from energy-related, non-trading economic hedges	60			60	0.17			0.17
Adjustments - nuclear decom. trust investments (Q2, '08)	(4)			(4)	(0.01)			(0.01)
Off-site remediation of ash basin leak (Q2, '08)	1			1
Sale of gas and propane businesses (Q3, '07; Q4, '07; Q2, '08)		(45)		(45)		(0.12)		(0.12)
Montana basin seepage litigation (Q1, '08; Q2, '08)	(5)			(5)	(0.01)			(0.01)
Synfuel tax adjustment (Q1, '08)	(13)			(13)	(0.04)			(0.04)
Workforce reduction (Q4, '07)	(4)	(1)	(4)	(9)	(0.01)		(0.01)	(0.02)
Sale of Latin American businesses (Q3, '07; Q4, '07)			216	216			0.57	0.57
Sale of domestic telecommunication operations (Q3, '07; Q4, '07)	(3)			(3)	(0.01)			(0.01)
Settlement of Wallingford cost-based rates (Q3, '07)	33			33	0.09			0.09
Impairment of transmission rights (Q3, '07; Q4, '07)	(13)			(13)	(0.04)			(0.04)
Change in U.K. tax rate (Q3, '07; Q4, '07)			54	54			0.14	0.14
Total special items	52	(46)	266	272	0.14	(0.12)	0.70	0.72
Reported Earnings	$518	$113	$559	$1,190	$1.37	$0.30	$1.47	$3.14